SCHEDULE 14A

(Rule 14a-01)
INFORMATION REQUIRED IN PROXY STATMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Staten Island Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a document to be placed on the Staten Island Bancorp, Inc. website:

DEAL PRICE MECHANISM

Overview

The consideration that ICBC will pay to SIB stockholders will be a combination of cash and stock:

•	The total cash consideration is fixed at $368.5 million

•	The total number of shares of ICBC common stock to be issued will be approximately 28.85 million shares (based on 61.7 million SIB shares, which is SIB’s current fully diluted shares accounted for under the treasury stock method of accounting)

Because the cash component of the total consideration is fixed and the total number of ICBC shares to be issued is also largely fixed (it can vary somewhat, up or down, primarily as a result of option exercises prior to the closing of the merger), the total value of the merger consideration will vary depending on the share price of ICBC’s common stock.

In order to ensure that SIB stockholders receive the same value per SIB share regardless of whether they elect to receive ICBC stock or cash in the merger, the percentage of the SIB shares that receive cash will vary based on changes in ICBC’s share price using the procedures described below.

Calculating the Consideration

The value of the merger consideration per share of SIB common stock will be calculated in accordance with the following formula:

$5.97 + (0.4674 x “Average ICBC Closing Price”)	(“Average ICBC Closing Price” equals the average closing price of ICBC shares during a ten-day valuation period before the closing)

This formula reflects the following:

•	The transaction initially valued SIB’s shares at $23.88 per share

•	At a $38.32 price per share of ICBC common stock (the closing sales price on November 21, 2003), the transaction was structured so that 75% of the total consideration would be paid in ICBC shares and the other 25% would be paid in cash. As ICBC’s share price rises or declines, the percentage of the consideration consisting of ICBC stock will rise or decline due to the fact that the cash portion is fixed.

•	The exchange ratio will fluctuate as ICBC’s share price changes, but the total cash consideration is always fixed at $368.5 million and the total number of shares of ICBC common stock to be issued will always be approximately 28.85 million shares.

Examples

Based on the closing price of $38.32 for ICBC’s common stock on November 21, 2003, the total value of the aggregate merger consideration would be approximately $1.474 billion, or $23.88 per SIB share.

The actual price of ICBC common stock to be used in computing the exchange ratio at closing will be based on the average closing price per share of ICBC stock for a ten-day measuring period ending

 2

on the tenth day prior to closing. The table below contains some illustrative examples based on a range of hypothetical average prices for ICBC common stock during the ten-day measuring period:

ICBC Average
Price at	Aggregate Stock	Aggregate Cash		Final Exchange
Closing	Consideration	Consideration	Value Per SIB Share	Ratio

$35.00	$1.01 billion	$368.5 million	$22.33	0.6380
$38.32	$1.10 billion	$368.5 million	$23.88	0.6232
$42.00	$1.21 billion	$368.5 million	$25.60	0.6095

Stockholders of SIB will be able to elect (on a per share basis) stock, cash or a combination of stock and cash subject to pro-ration. Based on the table above, if the average closing price of ICBC shares during a ten-day valuation period before the closing is $42.00, SIB shareholders will have the ability to elect to receive $25.60 in cash or 0.6095 ICBC shares for each SIB share owned. As noted above the $25.60 Value Per SIB Share is calculated based on the following formula: $5.97 + (0.4674 x ICBC Average Closing Price). The 0.6095 shares is calculated as the Value Per SIB Share divided by the ICBC Average Price at Closing.

Pro-ration

Stockholders can elect whether they want to receive stock, cash or a combination of stock and cash, but their elections are subject to pro-ration because the aggregate amount of cash ICBC will pay in the merger is fixed at $368.5 million:

•	In the event that the elections would require ICBC to pay more than $368.5 million in cash consideration, those stockholders who elected to receive cash will instead receive a combination of cash and stock in order to reduce the total cash consideration to be paid to $368.5 million

•	In the event that the elections would require ICBC to pay less than $368.5 million in cash consideration, those stockholders who elected to receive stock will instead receive a combination of cash and stock in order to increase the total cash consideration to be paid to $368.5 million

•	If a SIB stockholder fails to make a timely election, the stockholder will be deemed to have made an election to receive ICBC shares (subject to the pro-ration above)

* * * * *

Statements contained herein that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors.

Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should”, and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. These statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of ICBC and SIB. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of ICBC and SIB may not be combined successfully, or the combination may take longer to accomplish than expected; (2) the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of either ICBC or SIB may fail to approve the merger; (6) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (7) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by ICBC and SIB with the Securities and Exchange Commission from time to time. Neither ICBC nor SIB undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

This document may be deemed to be solicitation material in respect of the proposed merger of ICBC and SIB. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. STOCKHOLDERS OF ICBC AND STOCKHOLDERS OF SIB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to stockholders of ICBC and stockholders of SIB. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations, or from Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York 10314, Attention: Investor Relations.

ICBC, SIB and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding ICBC’s directors and executive officers is available in ICBC’s proxy statement for its 2003 annual meeting of stockholders, which was filed with the SEC on April 25, 2003, and information regarding SIB’s directors and executive officers is available in SIB’s proxy statement for its 2003 annual meeting of stockholders, which was filed on April 7, 2003. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.